Exhibit 99.1

                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 1

                                 QUALITY SYSTEMS

                           Moderator: Louis Silverman
                                 August 3, 2005
                                   1:30 pm PT

Operator:               Good afternoon. My name is (Tina) and I will be your
                        conference facilitator.

                        At this time I would like to welcome everyone to the Quality Systems First Quarter Fiscal 2006 Conference Call.

                        All lines have been placed on mute to prevent any background noise.

                        After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you.

                        Mr. Silverman, you may begin your conference.

Louis Silverman:        Thank you, (Tina), and welcome everyone to Quality
                        Systems' Fiscal 2006 First Quarter Conference Call.

                        Paul Holt, our CFO; Greg Flynn, our Executive Vice President and General Manager of the QSI Division and
                        (Pat) Cline, President of our NextGen

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 2

                        Healthcare Information Systems Division once again join me on this afternoon's call.

                        Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws, including without limitation, statements related to anticipated industry trends, the company's plans, products and strategies, projected operating results, capital initiatives and the implementation and potential impact of legal, regulatory and accounting requirements.

                        Actual events or results may differ materially from our expectations and projections and you should refer to our SEC filings, including our Forms 10-K and 10-Q for discussions of the risk factors, management's discussion and analysis and other information that could impact our actual performance.

                        We undertake no obligation to update any projections or forward-looking statements in the future and also please continue to note that the company's past performance is not necessarily indicative of future performance.

                        I'll now provide summary qualitative and quantitative data on the quarter and Paul, Greg and (Pat) will follow with additional details.

                        For the quarter, the company set new revenue and earnings per share records. In the June quarter, revenue totaled $27.4 million, up approximately 36% over the prior year. Fully diluted earnings per share at 38 cents exceeded prior year earnings per share by 46%.

                        The quarter's top line results were driven by record revenue at the NextGen Division. The $23.6 million in revenue attained by the division for the quarter represents a 46% year-over-year increase.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 3

                        The QSI Division's $3.8 million in quarterly revenue represents a 4% year-over-year decline.

                        Company profitability for the quarter was impacted by strong performance at the NextGen Division, which had operating income of $8.7 million, a 68% increase over prior year.

                        We had a $547,000 year-over-year drop in operating income in the QSI Division, which represents a 43% year-over-year decline. Corporate expenditures were slightly more than 50% ahead of prior year levels, although the $1.5 million spent during the quarter represented a nearly 25% decrease over the March quarter expense.

                        The company's tax rate returned to more customary levels in the quarter. As you may recall, we had a significant reduction in the company's effective tax rate for the March quarter, driven by some of our previously undertaken and discussed R&D tax credit initiatives.

                        EDI revenue for the quarter came in at $3.1 million, up 36% over prior year. EDI grew 81% year-over-year at the NextGen Division and declined 4% on a year-over-year basis as the QSI Division.

                        I'll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter.

                        Near the end of the June quarter, we reached a mutual agreement to terminate a relationship with one of our several clearinghouse partners. We're in the process of working with those clients affected by this transition. We have every confidence that the net financial impact of this change will be minimal.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 4

                        Cash and cash equivalents were at $57-1/2 million at quarter end.

                        DSOs increased to 124 days at fiscal year-end from 119 days at the March quarter-end. As I mentioned on our last call, I feel that we can do better in this area and relevant members of our staff are focused on getting this trend turned around.

                        Full-time employee headcount at quarter end was 417. Taken with revenues for the quarter, this generated annualized revenue per full-time employee of $263,000 which is at the higher end of our historical range. There were no stock repurchases during the quarter.

                        On July 7, board member and shareholder Ahmed Hussein filed a Schedule 13D with the SEC, the second straight year he has done so. For the second consecutive year, the company's Board of Directors has formed a special committee charged with directing the company's response to Mr. (Hussein's) actions.

                        On July 29, the company filed its preliminary proxy statement with the SEC with respect to the 2005 Annual Shareholders meeting. Shareholders should know that the company will incur incremental expense as a result of Mr. (Hussein's) filing and may incur additional expense based on Mr. (Hussein's) future actions, if any. It is premature to speculate on the entirety of Mr. (Hussein's) actions or the magnitude of expense to be incurred by the company.

                        The status of our ongoing acquisition and evaluation process continues unchanged. We continue to engage in a selective review of opportunities. We will remain patient in our search and we will continue to view patience in this area as an appropriate mindset.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 5

                        The company participated in the Sidoti, FBR and Thomas Weisel conferences during the quarter. Investor meetings are presently scheduled for Houston, Baltimore, New York City, Philadelphia, Boston, San Francisco, LA and San Diego during the upcoming weeks.

                        In closing my prepared comments for this afternoon's call, it is once again my pleasure to point out that the performance of the company for the quarter has exceeded our internal expectations and I would once again like to thank the individuals joining me on this call and our entire team for their leadership and performance during this quarter and beyond.

                        I also want to clearly point out again to current and/or prospective analysts and investors that while we're pleased with the company's performance during the quarter, there are absolutely no guarantees that the company or either of its divisions will exceed or even sustain their level of performance in future periods.

                        It's possible that our performance will encourage investors or analysts to set new short, medium or long-term expectations for the company and in response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on the guidance advanced by members of the financial community.

                        I'll now turn the call over to Paul Holt, our CFO for additional financial details on the quarter.

Paul Holt:              Thanks, Lou, and hello everyone. The June 2005 quarter
                        reflected continued growth in system sales, maintenance and EDI. Our consolidated system sales rose to $15.5 million, an increase of 40% compared to the $11.1 million in the

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 6

                        prior year quarter, while maintenance and other revenues rose 33% to $12 million compared to $9 million in the prior year.

                        Our consolidated gross profit margin this quarter came in close to a record at 64.4%, up from 59.8% a year ago and very close to last quarter's 64.3%.

                        The increase in our gross profit margin over last year is primarily due to two factors -- the first being a relatively low amount of hardware and third-party software included in our systems sales compared to last year, the second having to do with the decline in payroll expenses as a percentage of revenue included in our cost of revenue. Despite making significant investments in our implementation, training and support areas, our revenues grew at a faster rate, resulting in a benefit to our gross margin percentage.

                        Total SG&A expense increased by approximately $3 million to $8 million in the June quarter, compared to $5 million a year ago. $2.6 million of this increase was related to the NextGen Division and consisted of increases in selling, administrative salaries and benefits, sales commissions, travel expenses and other general and administrative expenses. The balance of the increase was a $ .4 million increase in corporate related expenses.

                        SG&A expense as a percentage of revenue this quarter increased to 29.3% compared to 24.6% in the prior year quarter, primarily due to the increase in NextGen SG&A expenses just discussed.

                        The company's effective income tax rate was lower compared to the prior year at 38.4%, compared to 39.4% a year ago. The primary driver of the lower rate this quarter was a relatively higher benefit we received for R&D tax credits compared to the prior year.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 7

                        In terms of divisional performance, our NextGen Division again recorded record software license and implementation revenues resulting in a 42% year-over-year growth rate in system sales for the division. System sales in the NextGen Division rose to $15 million this quarter, compared to $10.6 million a year ago.

                        Continuing growth in NextGen's base of installed users drove maintenance, EDI and other revenue in that division was 54% higher than last year at $8.6 million versus $5.6 million last year. NextGen maintenance revenue was up 45% from last year at $5.5 million versus $3.8 million a year ago.

                        NextGen EDI revenue grew to $1.9 million versus $1.1 million a year ago.

                        Operating income in the NextGen Division, as Lou mentioned, was up 68% to $8,703,000 compared to $5,194,000 a year ago. Our QSI Dental Division reported a year-over-year decline of 4%, reporting revenue of $3,833,000 compared to $3,982,000 last year. Operating income for the division was $717,000.

                        QSI EDI revenue was $1,183,000 for the quarter compared to $1,228,000 a year ago.

                        And moving on to our balance sheet, our cash increased by approximately $6.4 million this quarter to $57.5 million. That equates to $4.38 per share. That compares to $51.2 million or $3.90 at the end of the prior quarter.

                        Our turnover of accounts receivable measured in DSOs increased five days to 124 days this quarter, compared to 119 in the prior quarter.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 8

                        As our NextGen Division continues to become a larger and larger percentage of our overall company, our DSOs have continued to more closely mirror the DSOs of the NextGen Division, which tend to have higher reported DSOs compared to the QSI Division due to the amount of undelivered services which NextGen bills for in advance. We intend to focus on driving our DSOs lower over the next several quarters.

                        Our DSO by division this quarter was 84 days for QSI and 131 for the NextGen Division.

                        Deferred maintenance and services revenue now stands at $27.7 million, an increase of $2.3 million compared to the last quarter and $8.3 million compared to a year ago. Again the primary driver of the growth in deferred revenue is deferred implementation and training services in the NextGen Division.

                        And once again I will report on our non-cash expenses for the quarter, which break down as follows: Total amortization expense $562,000, $50,000 for the QSI Division, $512,000 for NextGen; depreciation expense $332,000 and that's $40,000 for the QSI Division and $292,000 for NextGen. We also recorded $107,000 in deferred stock option compensation for the quarter.

                        Our investing activities were as follows: $857,000 in capitalized software, $19,000 for the QSI Division, $838,000 for the NextGen Division; fixed assets $584,000, $62,000 for the QSI Division and $522,000 for
                        the NextGen Division.

                        Again I'd like to thank you all for being on our call and your interest in our company. And I will now turn things over to Greg Flynn, Executive Vice

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                          Page 9

                        President and General Manager of our QSI Division who will provide an update on the QSI Division.

Greg Flynn:             Thank you, Paul. And as always, thanks to each of you on
                        the call and for your interest in our company.

                        The QSI Division numbers have already been well detailed by Lou and Paul, so I won't replay the results.

                        Again of interest, I would point out is the growth in our NextGen EDI business. As you know, QSI facilitates this business through the QSI Division for both QSI and NextGen Divisions.

                        As I historically do, I will mention some of the product development items of interest for the quarter past. On the clinical charting product, CPS, we further integrated the clinical functions and practice management functions at the point of care.

                        Two examples would be, one, the incorporation of electronic signatures in treatment plan presentations and, two, that patient insurance benefits remaining available are now accessible within the clinical software. Both developments enable a practice to more effectively and efficiently present and of course sell dentistry chairside.

                        We continue to see this synergy between clinical and traditional practice management functions growing going forward.

                        On the dental practice management front, we further improved our software functionality. Of note is significantly enhanced cross-clinic information

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 10

                        transfer, very important and differentiating with our typical multi-office environment.

                        I'm proud of our development staff's efforts and forward-looking creativity.

                        As always, I'll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is again at approximately $3.9 million.

                        We define our pipeline as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                        Now I'll turn the call over to (Pat) Cline, our President of the NextGen Division. And at the risk of being redundant call after call, great quarter for you and your team, (Pat).

Patrick Cline:          Thanks, Greg. Hi everyone. During the first quarter,
                        NextGen executed about 70 agreements and roughly 60 of these were with new customers. Our sales force grew to 39 people and our pipeline now stands at about $55 million.

                        To refresh memories, on the NextGen side, what we call pipeline is the value of the potential sales being worked by our sales force where we think there is a 50% or better chance that the customer will choose NextGen over the next 120 days.

                        Demand for our systems and in particular electronic health record systems continues to pick up. The market remains robust and all of the drivers that we've spoken about in the past remain in place.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 11

                        Recently there was press about the government giving away free electronic health record systems and while the government came out subsequently and clarified that these systems were not free and that fees were associated with them, I thought I'd take a shot at answering this question before it's asked.

                        NextGen isn't concerned about this for a number of reasons. We view Vista as just another low-priced competitor. We feel our products are far superior. We've competed against the Vista system for years and we've never lost a sale to that system as far as we know. And most importantly, to our customers, a successful electronic health record system has to have quite an infrastructure of implementation and support behind it.

                        NextGen continues to work collaboratively with government and industry to promote the use of electronic records and I'd like to, in closing, thank once again the employees of NextGen for your dedication and thanks also to our customers for the confidence that they've expressed.

                        (Tina), we're ready for questions.

Operator:               At this time I would like to remind everyone, if you
                        would like to ask a question, press star then the number
                        1 on your telephone keypad.

                        We'll pause for just a moment to compile the Q&A roster.

                        Your first question comes from Sean Wieland with Piper Jaffray.

Sean Wieland:           Hi guys. Nice job on the quarter. Can we - can I ask
                        this first on NextGen? (Pat), can you talk about Next between clinical and practice management deals in the quarter and trends that you're seeing there?

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 12

Patrick Cline:          No real change in the product mix or that trend. The
                        quarter remained relatively consistent with the past and to clarify that for folks that haven't been on the call for some time, typically we'll sell NextGen EMR and NextGen EPM - the combination - to about 2/3 of our new customers with the remaining third of new system sales being pretty close to evenly split between the practice management and electronic records.

Sean Wieland:           Okay, and how about - how are you seeing average deal
                        size trending?

Patrick Cline:          Well in the quarter it was slightly up, fewer deals and
                        a larger number for system sales. But as I've stated in the past, I'm not sure I'd call that a trend. It just varies from quarter to quarter.

Sean Wieland:           Okay. And can you talk about revenue recognition on
                        deals being signed? Are you - have there been any shifts or changes on how you're recognizing revenue?

Louis Silverman:        Sean, this is Lou. We have discussed that a number of
                        times and as we've talked about in the past, we have a consistent approach to revenue recognition and the size of the deal does not alter our approach to how we recognize revenue.

                        We have dedicated staff working in our accounting department to correctly apply the accounting literature and they are doing that independent of the size of any particular deal. They do however pay very much attention to what's in the contract and our accounting staff follows the literature and the contract terms.

Sean Wieland:           Okay. And then one more question - termination of the
                        clearinghouse agreement - can you give us any more details on that in terms of maybe who it

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 13

                        was, why you terminated the deal and as you bring the volume in-house and I'm assuming go - will go to direct to payer or you will move that to another clearinghouse and any impacts on numbers?

Greg Flynn:             The termination agreement has a confidentiality clause
                        so I won't enter into that. We had a variety of other options to go with. It was in fact mutually pursued, and we can go to other clearinghouse options and direct if we choose.

Patrick Cline:          And this is (Pat). I'll also add that we do currently
                        support many different clearinghouse options and have in the past on an ongoing basis had a number of clearinghouse options.

Sean Wieland:           Okay. Do you think any new arrangement would carry with
                        increased, you know, better or worse margins on that business?

Pat Cline:              No.

Sean Wieland:           Okay. All right, thank you very much.

Louis Silverman:        Thank you, Sean.

Patrick Cline:          Thank you.

Operator:               Your next question comes from William Broderson, private
                        investor.

William Broderson:      Fantastic quarter you guys had. One question I wanted to
                        ask you in the software, you have your revenue combined, the hardware and software and supplies, but software had to be the biggest component of that $12 million plus, correct?

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 14

Paul Holt:              You'll see all the breakouts in our Q which will be
                        filed shortly. We have I think fairly extensive disclosures there.

William Broderson:      Okay, the only other thing I wanted to find out is are
                        you finding that the customers are able to handle the implementations on their own? Is that the reason why you're implementation and training services is not growing at the same rate as the software, hardware and supplies?

Patrick Cline:          This is (Pat). Many customers do handle implementation
                        on their own after being trained by us. In other words, we employ a train the trainer approach in many cases and certainly with most of the larger customers we'll go in and train some key people and they'll then train all of their end users. Also as a component of that total number, software is quite a bit larger than the implementation fee or implementation services bundling any given contract and with most contracts.

William Broderson:      Okay, thank you.

Patrick Cline:          Thank you.

Operator:               If you would like to ask a question, press star then the
                        number 1 on your telephone keypad.

                        Your next question comes from Joe Mukherjee of Top Tier Investments.

Joe Mukherjee:          Hi, good afternoon. A question about your accounts
                        receivables number - you mentioned that they were increased by a few days. Could you tell us about which divisions within the company incurred the most increase in accounts receivable? Thank you.

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                                                                 QUALITY SYSTEMS
                                                      Moderator: Louis Silverman
                                                             08-03-05/1:30 pm PT
                                                          Confirmation # 8365651
                                                                         Page 15

Paul Holt:              This is Paul -- if you compare between the two
                        divisions, you'd see the QSI Division was actually relatively close to last quarter, so most of that did come from the NextGen Division.

Joe Mukherjee:          Okay, and do you see that trend continuing to increase
                        or do you - are the customers taking a longer time to pay for any particular reason or do you see any - the trend changing or just a few comments and that will be appreciated.

Lou Silverman:          As we mentioned, or as I mentioned, this is an area
                        where I think we can do a little better than we have done and we have a lot of confidence internally that over months, not weeks, we will do better in this area.

                        So while there may be some external factors, I think we have some opportunities to do better just by focusing on improving our internal approach, so we'll look forward to seeing how the numbers roll out over the next few quarters.

Joe Mukherjee:          Thank you.

Operator:               At this time there are no further questions.

Louis Silverman:        All right, we'd like to thank the people for their
                        participation on the call and their confidence in the company. Thank you.

Operator:               This concludes today's conference call. You may now
                        disconnect.

                                      END